Exhibit 99.1
News Release

Contact: Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING
OF SEVEN MILLION SHARES OF COMMON STOCK
     NASHVILLE, Tennessee, September 22, 2008 — Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it will begin an underwritten public offering of 7,000,000 shares of the Company’s common stock. As part of the offering, the Company also intends to grant the underwriters a 30-day option to purchase up to an additional 1,050,000 shares to cover over-allotments. The Company intends to use the net proceeds from this offering to invest in recently closed and anticipated acquisitions of medical office, other outpatient-related facilities and for general corporate purposes.
     Wachovia Securities, J.P.Morgan, Banc of America Securities LLC and UBS Investment Bank will act as joint book-running managers for the offering. The offering is being made solely by means of a preliminary prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained from Wachovia Capital Markets, LLC, 375 Park Avenue, New York, NY 10152-4077, equity.syndicate@wachovia.com, or by calling Wachovia Capital Markets, LLC at (800) 326-5897, from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, or calling (718) 242-8002, from Banc of America Securities LLC at Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 or by calling (888) 827-7275 extension 3884.
     The shares of common stock are being sold pursuant to the Company’s existing effective shelf registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $1.8 billion in 181 real estate properties and mortgages as of June 30, 2008, excluding assets classified as held for sale and including investments in three unconsolidated limited liability companies. The Company’s 174 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 10.8 million square feet. The Company provides property management services to approximately 7.2 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including the ultimate amount and price at which the sale of the securities will occur and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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